UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 4)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

NOVATION COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	74-2830661
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9229 Ward Parkway, Suite 340, Kansas City, MO 64114

(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act: Series F Junior Participating Preferred Stock Purchase Rights

Explanatory Note

This Amendment No. 4 is being filed to amend the Registration Statement on Form 8-A filed by Novation Companies, Inc. (the “Company”) with the Securities and Exchange Commission on September 21, 2011, as amended. This Amendment No. 4 is being filed to amend the description of the Company’s Rights Agreement with Computershare Trust Company, N.A.

Item 1.	Description of Registrant’s Securities to be Registered.

The Company is party to a Rights Agreement with Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”), dated as of September 15, 2011, as amended by a First Amendment to Rights Agreement dated as of June 20, 2014, a Second Amendment to Rights Agreement dated as of August 24, 2015, and a Third Amendment to Rights Agreement dated as of July 20, 2018 (as amended, the “Rights Agreement”). The Rights Agreement is designed to preserve the Company’s ability to use its net operating loss carryforwards to reduce potential future income tax liability by generally deterring any person from acquiring shares of the Company’s common stock if the acquisition would result in such person, together with its affiliates and associates, beneficially owning 4.9% or more of the Company’s common stock then outstanding without the approval of the Company’s Board of Directors.

On July 15, 2021, the Company and the Rights Agent entered into a Fourth Amendment to Rights Agreement (the “Fourth Amendment”) that amended the Rights Agreement to extend its term through 5:00 p.m., New York City time, on July 20, 2024.

The rights issued pursuant to the Rights Agreement are in all respects subject to and governed by the provisions of the Rights Agreement, as amended. Copies of the Rights Agreement, including all amendments thereto, are attached as exhibits hereto and incorporated herein by reference. The foregoing description of the Fourth Amendment does not purport to be complete and is qualified in its entirety by reference to the full text thereof, a copy of which is attached as Exhibit 4.5 hereto and incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description

4.1	Rights Agreement, dated as of September 15, 2011, between Novation Companies, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on September 21, 2011).
4.2	First Amendment to Rights Agreement, dated as of June 20, 2014, between Novation Companies, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.2 to the Form 8-A/A filed on June 20, 2014).
4.3	Second Amendment to Rights Agreement, dated as of August 24, 2015, between Novation Companies, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.3 to the Form 8-A/A filed on August 28, 2015).
4.4	Third Amendment to Rights Agreement, dated as of July 20, 2018, between Novation Companies, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed on July 24, 2018).
4.5	Fourth Amendment to Rights Agreement, dated as of July 15, 2021, between Novation Companies, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed on July 16, 2021).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NOVATION COMPANIES, INC.

Date: July 16, 2021	/s/ Carolyn K. Campbell
Name: Carolyn K. Campbell Title: Chief Financial Officer